Exhibit 10.1

Summary of
AGL Resources Inc.
Annual Team Performance Incentive Plan

AGL Resources Inc. (the Company) has established the Annual Team Performance Incentive Plan (the ATPI Plan) as a program under which annual cash incentives have historically been tied to the achievement of Company earnings per share targets, business unit goals and individual performance goals. Historically, all employees, including executives, have been eligible to participate in the ATPI Plan. The ATPI Plan seeks to offer rewards that motivate executives and other employees to devote their maximum efforts toward the realization by the Company of aggressive and significant, yet achievable, improvements in financial performance. Historically, the Company has been required to meet or surpass its corporate earnings per share performance threshold in order for any incentive payments to be made, irrespective of the level of business unit achievement or individual performance achievement. The Company’s Compensation and Management Development Committee (the “Committee”) is charged with certifying the level of corporate achievement. The Committee also oversees the general administration of the ATPI Plan.

Under the plan, each participant has a target annual incentive compensation opportunity, expressed as a percentage of annual base salary. Historically, the plan has given weight to corporate performance, applicable business unit performance and individual performance. Participants eligible for annual incentive awards have generally been capped at a certain percentage of their target award under the ATPI Plan.

Payment of bonuses (if any) is normally made in February after the end of the performance period. Bonuses (if any) are paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.